EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors of
Perseon Corporation

We hereby consent to the incorporation by reference in the registration statement on Form S-1 of Perseon Corporation, of our report, dated March 30, 2015, with respect to the balance sheets of Perseon Corporation as of December 31, 2014, August 31, 2014, and August 31, 2013, and the related statements of comprehensive loss, stockholders’ equity, and cash flows for the four month period ended December 31, 2014, and for the years ended August 31, 2014 and 2013, which report appears in the December 31, 2014 annual report on Form 10-K of Perseon Corporation.

/s/ Tanner LLC

Salt Lake City, Utah
July 16, 2015